EXHIBIT 99.1

American River Bankshares Reports Second Quarter 2009 Financial Results

Sacramento, CA, July 27, 2009 – American River Bankshares (NASDAQ-GS: AMRB) today reported net income of $579,000 or $0.10 per diluted share for the six months ended June 30, 2009, compared to $3,814,000 or $0.65 per diluted share for the six months ended June 30, 2008. The Company realized a net loss of $704,000 or ($0.12) per diluted share for the second quarter of 2009 compared to net income of $1,981,000 or $0.34 for the second quarter of 2008. The per-share operating results have been adjusted for a 5% stock dividend distributed in December 2008.

AMRB recorded income before income taxes and loan and lease losses (or pre-tax pre-provision earnings) of $5,676,000 and a net interest margin of 4.98% for the six months ended June 30, 2009, compared to $6,690,000 and 4.96% for the six months ended June 30, 2008. For the second quarter of 2009, pre-tax pre-provision earnings were $2,428,000 and net interest margin was 4.87%, compared to $3,392,000 and 4.99% for the second quarter of 2008.

“Reporting the first quarterly loss in over twenty-five years is a disappointment, and is directly related to our $3.8 million loan loss provision and $253,000 special assessment payment to the FDIC,” said David Taber, President and CEO of American River Bankshares. “We’re being prudent with our evaluation of the loan portfolio and as a result, we have built our allowance to $7.8 million or 1.91% of total loans and leases.”

Taber continued, “While it is hard to look past the short term impact these issues have on profitability, we are proactively addressing the challenges faced by some of our borrowers and are pleased with both our ability to maintain a stable net interest margin and our pre-tax pre-provision earnings of $5.7 million during the first half of 2009.”

During the second quarter of 2009, the Company declared a quarterly cash dividend of $0.143 per share. The Company did not repurchase any of its common stock in the first half of 2009. As the dividend payout for the first half of 2009 exceeded net income, the Board of Directors has decided it is in the Company’s best interest to continue to build capital and temporarily suspend both the cash dividend and the stock repurchase plan.

“The Board of Directors felt it necessary to make the difficult decision to suspend the cash dividend due to the current economic challenges that both the Company and country are facing,” said Charles Fite, Chairman of American River Bankshares. “It is in the best interest to our Company’s long-term success to stick to our plan of building capital and increasing our reserves.”

Net Interest Margin

Net interest income for the second quarter of 2009 decreased $377,000 (5.9%) to $6,018,000 from $6,395,000 for the second quarter of 2008 and for the six months ended June 30, 2009 decreased $380,000 (3.0%) to $12,357,000 from $12,737,000 for the six months ended June 30, 2008. Interest income for the second quarter of 2009 decreased $931,000 (11.3%) to $7,321,000 from $8,252,000 for the second quarter of 2008 and for the six months ended June 30, 2009 decreased $1,758,000 (10.4%) to $15,072,000 from $16,830,000 for the six months ended June 30, 2008. Interest expense for the second quarter of 2009 decreased $554,000 (29.8%) to $1,303,000 from $1,857,000 for the second quarter of 2008 and for the six months ended June 30, 2009 decreased $1,378,000 (33.7%) to $2,715,000 from $4,093,000 for the six months ended June 30, 2008.

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The average yield on earning assets declined from 6.42% in the second quarter of 2008 to 5.91% for the second quarter of 2009 and declined from 6.54% for the six months ended June 30, 2008 to 6.06% for the six months ended June 30, 2009. Much of the decline in yields can be attributed to the overall lower interest rate environment in response to the Federal Open Market Committee’s (the “FOMC”) decreases in the Federal funds rate. Since September of 2007, the “Prime” rate has decreased ten times for a total of 500 basis points resulting in a steady decline in short-term interest rates. The average balance of earning assets decreased 3.8% from $522,550,000 in the second quarter of 2008 to $502,445,000 in the second quarter of 2009 and decreased 3.0% from $523,037,000 for the six months ended June 30, 2008 to $507,425,000 for the six months ended June 30, 2009. While the overall balance decreased slightly during the three and six-month periods, the Company did see a positive change in mix with an increase in average loan balances offset by a corresponding decrease in average investment securities.

When compared to the second quarter of 2008, average loan balances were up $5,862,000 (1.4%) to $410,959,000 for the second quarter of 2009 and when compared to the first six months of 2008, average loan balances were up $10,046,000 (2.5%) for the six months ended June 30, 2009 while average investment securities were down $22,248,000 (20.0%) to $89,061,000 for the second quarter of 2009 and down $22,956,000 (20.3%) for the six months ended June 30, 2009. This is a direct result of the Company’s decision to use the proceeds from principal reductions, sales, and maturing investment securities to provide funding for loan growth and to offset decreases in deposit balances. Foregone interest income on nonaccrual loans during the second quarter of 2009 was approximately $378,000, compared to $260,000 during the second quarter of 2008. Foregone interest income on nonaccrual loans for the six months ended June 30, 2009 was approximately $647,000, compared to $597,000 for the six months ended June 30, 2008. Overall, the yield on loans during the second quarter of 2009 was 6.21% as compared to 6.90% for the second quarter of 2008 and 6.37% for the six months ended June 30, 2009 compared to 7.06% for the six months ended June 30, 2008, reflective of the declining rate environment and the higher amounts of foregone interest.

The average cost of funds decreased from 1.96% in the second quarter of 2008 to 1.36% for the second quarter of 2009. The average balance of interest bearing liabilities increased 0.6% from $380,969,000 in the second quarter of 2008 to $383,067,000 in the second quarter of 2009. This increase resulted primarily from an increase in average time deposits of $16,973,000 (13.8%). The increased time deposits were used to offset the decrease in noninterest demand and money market accounts. For the six months ended June 30, 2009, the average cost of funds decreased 0.76% to 1.41%, down from 2.17% reported in the first half of 2008. The average balance of interest bearing liabilities increased 2.4% from $379,541,000 in the first half of 2008 to $388,569,000 in the first half quarter of 2009.

Loan Growth and Asset Quality

Net loans as of June 30, 2009 decreased $4,240,000 (1.1%) to $398,191,000 from $402,431,000 as of June 30, 2008 and decreased $14,165,000 (3.4%) from $412,356,000 as of December 31, 2008. Net loan balances decreased $10,258,000 (2.5%) from the balances as of March 31, 2009. Average loan balances decreased $6,820,000 (1.6%) from $417,779,000 during the first quarter of 2009 to $410,959,000 during the second quarter of 2009. Real estate loans increased $12,736,000 (4.5%) to $297,023,000 as of June 30, 2009 from $284,287,000 as of June 30, 2008, but decreased $3,911,000 (1.3%) from $300,934,000 as of December 31, 2008, and decreased $3,912,000 (1.3%) from March 31, 2009. Commercial loans decreased $18,474,000 (18.2%) to $82,799,000 as of June 30, 2009 from $101,273,000 as of June 30, 2008, decreased $7,826,000 (8.6%) from $90,625,000 as of December 31, 2008, and decreased $5,578,000 (6.3%) from March 31, 2009.

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The loan portfolio at June 30, 2009 included: real estate loans of $297,023,000 (73% of the portfolio), commercial loans of $82,799,000 (20% of the portfolio) and other loans, which consist mainly of leases and consumer loans of $267,220,000 (7% of the portfolio). The real estate loan portfolio at June 30, 2009 includes: business property loans of $120,961,000 (41% of the real estate portfolio), investor commercial real estate of $102,057,000 (34% of the real estate portfolio), construction and land development of $38,176,000 (13% of the real estate portfolio) and other, which consists of residential and multi-family real estate of $35,829,000 (12% of the real estate portfolio).

At June 30, 2009, the allowance for loan and lease losses was $7,758,000 (1.91% of total loans and leases) compared with $6,111,000 (1.50% of total loans and leases) at June 30, 2008, $5,918,000 (1.41% of total loans and leases) at December 31, 2008, and $5,839.000 (1.40% of total loans and leases) at March 31, 2009. The provision for loan and lease losses was $3,800,000 for the second quarter of 2009, compared to $190,000 for the second quarter of 2008 and for the six months ended June 30, 2009, the provision was $5,029,000 compared to $527,000 for the six months ended June 30, 2008. Net chargeoffs for the second quarter of 2009 were $1,881,000 compared to $96,000 for the second quarter of 2008 and for the six months ended June 30, 2009, net chargeoffs were $3,189,000 compared to $299,000 for the six months ended June 20, 2008. Non-performing loans and leases as of June 30, 2009 were $20,946,000 or 5.16% of total loans and leases compared to $14,265,000 or 3.49% one year ago and $6,241,000 or 1.49% as of December 31, 2008. Loans and leases past due 30 to 89 days decreased to $8,251,000 at June 30, 2009 from $10,135,000 at June 30, 2008 but increased from $7,812,000 at December 31, 2008 and $6,226,000 at March 31, 2009.

Non-performing assets were $24,293,000 at June 30, 2009 compared to $14,625,000 at June 30, 2008, $8,399,000 at December 31, 2008, and $10,919,000 at March 31, 2009. Non-performing assets to total assets as of June 30, 2009 were 4.40% compared to 2.46% one year ago, 1.49% as of December 31, 2008, and 1.96% as of March 31, 2009. Non-performing assets consist of the following as of June 30, 2009.

Non-performing assets	Balance

Non-performing loans that are current to terms* (six loans or leases)	$7,040,000
Non-performing loans paid off subsequent to quarter end (one loan)	294,000
Non-performing loans that are past due (26 loans or leases)	13,563,000
Loans past due 90 or more days and still accruing (two leases)	49,000
Other real estate owned (net) (twelve properties)	3,347,000

$24,293,000
* loans that are current (less than 30 days past due) pursuant to original or modified terms

The Company evaluates non-performing loans for impairment and assigns specific reserves when necessary. After the chargeoffs recorded through June 30, 2009, specific reserves of $1,862,000 were held on the non-performing loans considered to be impaired. In addition, at June 30, 2009, there were eight loans that were modified and considered troubled debt restructures totaling $6,245,000.

Other Real Estate Owned

At June 30, 2009, the Company had twelve other real estate owned (“OREO”) properties totaling $3,647,000 with a corresponding reserve of $300,000. This compares to three properties totaling $2,158,000 at December 31, 2008 and no OREO at June 30, 2008. At March 31, 2009, the Company had eight OREO properties totaling $4,478,000, and during the second quarter of 2009, the Company sold two properties totaling $1.9 million and added six properties for $1.1 million.

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Deposits and Borrowed Funds

Total deposits as of June 30, 2009 decreased $9,591,000 (2.1%) to $449,609,000 from $459,200,000 as of June 30, 2008, but increased $12,548,000 (2.9%) from $437,061,000 as of December 31, 2008 and $12,668,000 (2.9%) as of March 31, 2009. Noninterest-bearing deposits decreased $12,684,000 (9.9%) to $115,036,000 as of June 30, 2009 from $127,720,000 as of June 30, 2008 and decreased $4,107,000 (3.4%) from $119,143,000 as of December 31, 2008 and increased $716,000 (0.6%) from $114,320,000 as of March 31, 2009. Interest-bearing deposits increased $3,093,000 (0.9%) to $334,573,000 as of June 30, 2009 from $331,480,000 as of June 30, 2008 and increased $16,655,000 (5.2%) from $317,918,000 as of December 31, 2008 and increased $10,327,000 (3.2%) from $324,246,000 as of March 31, 2009. Other borrowings, which include both short- and long-term borrowings, decreased $17,803,000 (33.1%) to $36,000,000 as of June 30, 2009 from $53,803,000 as of June 30, 2008, decreased $21,231,000 (37.1%) from $57,231,000 at December 31, 2008, and decreased $12,621,000 (26.0%) from $48,621,000 as of March 31, 2009.

Noninterest Income and Expense

Noninterest income for the second quarter of 2009 increased $10,000 (1.6%) to $649,000 from $639,000 for the second quarter of 2008 and for the six months ended June 30, 2009 decreased $65,000 (5.3%) to $1,159,000 from $1,224,000 for the six months ended June 30 2008. The decrease from the first half of 2008 to the first half of 2009 was primarily related to lower income from fees from accounts receivable servicing ($64,000 or 68%), lower income from fees on residential lending ($178,000 or 962%) and lower income from bank owned life insurance ($86,000 or 43%). The decrease was offset by an increase in higher service charges on deposit accounts ($139,000 or 39%) and gains on sales of securities which was $160,000, up from $33,000 in the first half of 2008.

Noninterest expense for the second quarter of 2009 increased $597,000 (16.4%) to $4,239,000 from $3,642,000 for the second quarter of 2008 and for the six months ended June 30, 2009 increased $569,000 (7.8%) to $7,840,000 from $7,271,000. Much of this increase is related to an increase in costs associated with maintaining the Company’s OREO. The total OREO expense for the six months ended June 30, 2009 was $567,000, including a $300,000 reserve, compared to zero for the same period in 2008. In addition, FDIC insurance increased by $383,000 from $26,000 for the six months ended June 30, 2008 to $409,000 in 2009. These cost increases were partially offset by reductions in salaries and benefits. Total salaries and benefits decreased $395,000 (9.6%) from the first half of 2008 to the first half of 2009. Most of this decrease resulted from a reduction in the number of full-time equivalent employees and a reduction in the Company’s performance based incentive accrual.

The fully taxable equivalent efficiency ratio for the second quarter of 2009 increased to 61.81% from 50.13% for the second quarter of 2008 and for the six months ended June 30, 2009 increased to 56.32% from 50.43% for the six months ended June 30, 2008.

Income Taxes

The Company recorded a benefit for income taxes for the quarter ended June 30, 2009 of $668,000, resulting in an effective tax benefit rate of 48.7%, compared to a tax provision of $1,221,000, or an effective tax rate of 38.1%, for the quarter ended June 30, 2008. The provision for income taxes for the six months ended June 30, 2009 was $68,000, resulting in an effective tax rate of 10.5%, compared to $2,349,000, or an effective tax rate of 38.1%, for the same period in 2008. The lower effective tax rate in 2009 results from the Company realizing the benefits of tax free income related to such items as municipal bonds and bank owned life insurance against an overall lower amount of taxable income.

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Capital

Total shareholders’ equity at June 30, 2009 was $62,276,000, up $1,209,000 (2.0%) from $61,067,000 at June 30, 2008, down $1,171,000 (1.8%) from $63,447,000 at December 31, 2008, and down $1,653,000 (2.6%) from $63,929,000 at March 31, 2009. The Company’s subsidiary, American River Bank, remains above the well-capitalized regulatory guidelines. At June 30, 2009, American River Bank’s leverage ratio was 8.23%, the Tier 1 risk based ratio was 10.65% and the Total Risk Based Capital ratio was 11.91%. These ratios were all up significantly from one year ago. At June 30, 2008, American River Bank’s leverage ratio was 7.84%, the Tier 1 risk based ratio was 9.75% and the Total Risk Based Capital ratio was 11.00%.

Performance Metrics

Performance measures for the second quarter of 2009 (annualized): the Return on Average Assets (ROAA) was –0.50%, Return on Average Equity (ROAE) was –4.41% and Return on Average Tangible Equity (ROATE) was –6.01% compared to the ROAA of 1.38%, ROAE of 13.11% and ROATE of 18.38%, during the second quarter of 2008. For the six months ended June 30, 2009, the Company had a ROAA of 0.20%, ROAE of 1.83% and ROATE of 2.50% compared to a ROAA of 1.33%, ROAE of 12.69% and ROATE of 17.84% for the six months ended June 30, 2008.

Earnings Conference Call

The second quarter earnings conference call will be held Monday, July 27, 2009 at 4:00 p.m. Pacific Time (7:00 p.m. Eastern Time). David T. Taber, President and CEO, and Mitchell A. Derenzo, Executive Vice President and Chief Financial Officer, both of American River Bankshares, will lead a live forty-five minute presentation and answer questions. Shareholders, analysts and other interested parties are invited to join the call by dialing (877) 584-2599 and entering the Conference ID # 21059117. A recording of the call will be available twenty-four hours after the call’s completion on http://amrb.podbean.com.

About American River Bankshares

American River Bankshares [NASDAQ – GS: AMRB] is the parent company of American River Bank (“ARB”), a community business bank serving Sacramento, CA that operates a family of financial services providers, including North Coast Bank [a division of “ARB”] in Sonoma County and Bank of Amador [a division of “ARB”] in Amador County. For more information, please call 916-851-0123 or visit www.amrb.com; www.americanriverbank.com; www.northcoastbank.com; or www.bankofamador.com.

Forward-Looking Statement

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the of Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Actual results may differ materially from the results in these forward-looking statements. Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company’s businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and in subsequent reports filed on Form 10-Q and Form 8-K. The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

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American River Bankshares
Condensed Consolidated Balance Sheet (Unaudited)

	June 30 2009	December 31 2008	June 30 2008

ASSETS
Cash and due from banks	$25,074,000	$15,170,000	$24,042,000
Federal funds sold	—	—	—
Interest-bearing deposits in banks	891,000	4,248,000	4,941,000
Investment securities	86,806,000	91,621,000	111,233,000
Loans and leases:
Real estate	297,023,000	300,934,000	284,287,000
Commercial	82,799,000	90,625,000	101,273,000
Lease financing	4,390,000	4,475,000	3,569,000
Other	22,332,000	22,811,000	19,882,000
Deferred loan and lease originations fees, net	(595,000)	(571,000)	(469,000)
Allowance for loan and lease losses	(7,758,000)	(5,918,000)	(6,111,000)

Total loans and leases, net	398,191,000	412,356,000	402,431,000

Bank premises and equipment	2,164,000	2,115,000	2,058,000
Accounts receivable servicing receivables, net	80,000	1,236,000	1,372,000
Goodwill and intangible assets	17,096,000	17,228,000	17,371,000
Other real estate owned	3,347,000	2,158,000	—
Accrued interest receivable and other assets	18,161,000	17,025,000	16,902,000

	$551,810,000	$563,157,000	$580,350,000

LIABILITIES & SHAREHOLDERS’ EQUITY
Noninterest-bearing deposits	$115,036,000	$119,143,000	$127,720,000
Interest checking	44,833,000	45,581,000	44,179,000
Money market	117,429,000	105,919,000	124,963,000
Savings	37,557,000	33,438,000	39,159,000
Time deposits	134,754,000	132,980,000	123,179,000

Total deposits	449,609,000	437,061,000	459,200,000

Short-term borrowings	14,500,000	43,231,000	36,303,000
Long-term borrowings	21,500,000	14,000,000	17,500,000
Accrued interest payable and other liabilities	3,925,000	5,418,000	6,280,000

Total liabilities	489,534,000	499,710,000	519,283,000
Total shareholders’ equity	62,276,000	63,447,000	61,067,000

	$551,810,000	$563,157,000	$580,350,000

Ratios:
Nonperforming loans and leases to total loans and leases	5.16%	1.49%	3.49%
Net chargeoffs to average loans and leases (annualized)	1.55%	0.42%	0.15%
Allowance for loan and lease loss to total loans and leases	1.91%	1.41%	1.50%

American River Bank Capital Ratios:
Leverage Ratio	8.23%	8.40%	7.84%
Tier 1 Risk-Based Capital Ratio	10.65%	10.35%	9.75%
Total Risk-Based Capital Ratio	11.91%	11.60%	11.00%

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American River Bankshares
Condensed Consolidated Statement of Operations (Unaudited)

	Second Quarter 2009	Second Quarter 2008	% Change	For the Six Months Ended June 30,		% Change
				2009	2008

Interest income	$7,321,000	$8,252,000	(11.3%)	$15,072,000	$16,830,000	(10.4%)
Interest expense	1,303,000	1,857,000	(29.8%)	2,715,000	4,093,000	(33.7%)

Net interest income	6,018,000	6,395,000	(5.9%)	12,357,000	12,737,000	(3.0%)
Total noninterest income	649,000	639,000	1.6%	1,159,000	1,224,000	(5.3%)
Total noninterest expense	4,239,000	3,642,000	16.4%	7,840,000	7,271,000	7.8%

Income before provisions for income taxes and loan and lease losses	2,428,000	3,392,000	(28.4%)	5,676,000	6,690,000	(15.2%)

Provision for loan and lease losses	3,800,000	190,000	—	5,029,000	527,000	—

(Benefit from) provision for income taxes	(668,000)	1,221,000	—	68,000	2,349,000	—

Net (loss) income	$(704,000)	$1,981,000	(135.5%)	$579,000	$3,814,000	(84.8%)

Basic (loss) earnings per share	$(0.12)	$0.34	(135.3%)	$0.10	$0.65	(84.6%)
Diluted (loss) earnings per share	$(0.12)	$0.34	(135.3%)	$0.10	$0.65	(84.6%)

Average diluted shares outstanding	5,797,533	5,826,304		5,842,069	5,849,035

Net interest margin as a percentage of average earning assets	4.87%	4.99%		4.98%	4.96%

Operating Ratios (annualized):
Return on average assets	(0.50%)	1.38%		0.20%	1.33%
Return on average equity	(4.41%)	13.11%		1.83%	12.69%
Return on average tangible equity	(6.01%)	18.38%		2.50%	17.84%
Efficiency ratio (fully taxable equivalent)	61.81%	50.13%		56.32%	50.43%

Share and earnings per share data have been adjusted for a 5% stock dividend in 2008

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American River Bankshares
Condensed Consolidated Statement of Operations (Unaudited)
Trailing Four Quarters

	Second Quarter 2009	First Quarter 2009	Fourth Quarter 2008	Third Quarter 2008

Interest income	$7,321,000	$7,751,000	$8,119,000	$8,604,000
Interest expense	1,303,000	1,412,000	1,673,000	1,862,000

Net interest income	6,018,000	6,339,000	6,446,000	6,742,000
Total noninterest income	649,000	510,000	498,000	446,000
Total noninterest expense	4,239,000	3,601,000	3,236,000	3,694,000

Income before provisions for income taxes and loan and lease losses	2,428,000	3,248,000	3,708,000	3,494,000

Provision for loan and lease losses	3,800,000	1,229,000	835,000	381,000
(Benefit from) provision for income taxes	(668,000)	736,000	1,047,000	1,182,000

Net (loss) income	$(704,000)	$1,283,000	$1,826,000	$1,931,000

Basic (loss) earnings per share	$(0.12)	$0.22	$0.32	$0.33
Diluted (loss) earnings per share	$(0.12)	$0.22	$0.32	$0.33

Average diluted shares outstanding	5,797,533	5,824,407	5,794,733	5,808,514
Shares outstanding-end of period	5,797,533	5,797,533	5,792,283	5,793,286

Net interest margin as a percentage of average earning assets	4.87%	5.08%	5.04%	5.14%

Operating Ratios (annualized):
Return on average assets	(0.50%)	0.90%	1.28%	1.32%
Return on average equity	(4.41%)	8.15%	11.71%	12.51%
Return on average tangible equity	(6.01%)	11.16%	16.23%	17.43%
Efficiency ratio (fully tax equivalent)	61.81%	50.97%	45.03%	49.76%

Share and earnings per share data have been adjusted for a 5% stock dividend in 2008

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American River Bankshares
Analysis of Net Interest Margin on Earning Assets
(Taxable Equivalent Basis)

Three months ended June 30,	2009			2008
	Avg Balance	Interest	Avg Yield	Avg Balance	Interest	Avg Yield

ASSETS
Loans and leases	$410,959,000	$6,364,000	6.21%	$405,097,000	$6,945,000	6.90%
Taxable investment securities	63,584,000	676,000	4.26%	83,410,000	962,000	4.64%
Tax-exempt investment securities	25,450,000	339,000	5.34%	27,664,000	355,000	5.16%
Corporate stock	27,000	6,000	89.13%	235,000	13,000	22.25%
Federal funds sold	6,000	—	0.00%	1,202,000	6,000	2.01%
Interest-bearing deposits in banks	2,429,000	20,000	3.30%	4,942,000	59,000	4.80%

Total earning assets	502,455,000	$7,405,000	5.91%	522,550,000	$8,340,000	6.42%

Cash & due from banks	34,679,000			21,204,000
Other assets	38,122,000			38,145,000
Allowance for loan & lease losses	(6,158,000)			(6,072,000)

	$569,098,000			$575,827,000

LIABILITIES & SHAREHOLDERS’ EQUITY
Interest checking and money market	$155,630,000	$323,000	0.83%	$168,788,000	$471,000	1.12%
Savings	33,380,000	54,000	0.65%	35,902,000	64,000	0.72%
Time deposits	139,844,000	621,000	1.78%	122,871,000	929,000	3.04%
Other borrowings	54,213,000	305,000	2.26%	53,408,000	393,000	2.96%

Total interest bearing liabilities	383,067,000	$1,303,000	1.36%	380,969,000	$1,857,000	1.96%

Noninterest bearing demand deposits	116,091,000			128,266,000
Other liabilities	5,842,000			5,837,000

Total liabilities	505,000,000			515,072,000
Shareholders’ equity	64,098,000			60,755,000

	$569,098,000			$575,827,000

Net interest income & margin		$6,102,000	4.87%		$6,483,000	4.99%

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American River Bankshares
Analysis of Net Interest Margin on Earning Assets
(Taxable Equivalent Basis)

Six months ended June 30,	2009			2008
	Avg Balance	Interest	Avg Yield	Avg Balance	Interest	Avg Yield

ASSETS
Loans and leases	$414,347,000	$13,082,000	6.37%	$404,301,000	$14,189,000	7.06%
Taxable investment securities	64,113,000	1,411,000	4.44%	85,689,000	1,962,000	4.60%
Tax-exempt investment securities	25,981,000	690,000	5.36%	27,140,000	703,000	5.21%
Corporate stock	19,000	6,000	63.68%	240,000	17,000	14.24%
Federal funds sold	22,000	—	0.00%	725,000	8,000	2.22%
Interest-bearing deposits in banks	2,943,000	53,000	3.63%	4,942,000	124,000	5.05%

Total earning assets	507,425,000	$15,242,000	6.06%	523,037,000	$17,003,000	6.54%

Cash & due from banks	29,843,000			19,046,000
Other assets	42,037,000			38,790,000
Allowance for loan & lease losses	(5,983,000)			(5,994,000)

	$573,322,000			$574,879,000

LIABILITIES & SHAREHOLDERS’ EQUITY
Interest checking and money market	$153,033,000	$641,000	0.84%	$168,644,000	$1,068,000	1.27%
Savings	32,904,000	108,000	0.66%	36,101,000	150,000	0.84%
Time deposits	136,767,000	1,330,000	1.96%	120,424,000	1,989,000	3.32%
Other borrowings	65,865,000	636,000	1.95%	54,372,000	886,000	3.28%

Total interest bearing liabilities	388,569,000	$2,715,000	1.41%	379,541,000	$4,093,000	2.17%

Noninterest bearing demand deposits	114,844,000			128,572,000
Other liabilities	5,949,000			6,321,000

Total liabilities	509,362,000			514,434,000
Shareholders’ equity	63,960,000			60,445,000

	$573,322,000			$574,879,000

Net interest income & margin		$12,527,000	4.98%		$12,910,000	4.96%

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